DATE: February 24, 2020
XENIA HOTELS & RESORTS REPORTS FOURTH QUARTER
AND FULL YEAR 2019 RESULTS, AND PROVIDES 2020 GUIDANCE
Orlando, FL – February 24, 2020 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter and full year ended December 31, 2019.
Fourth Quarter 2019 Highlights

▪	Net Income: Net income attributable to common stockholders was $15.6 million and net income per diluted share was $0.14.

▪	Same-Property RevPAR: Same-Property RevPAR was $160.95, a decrease of 0.4% compared to the fourth quarter of 2018, as a result of a 7 basis point decrease in occupancy and a 0.3% decrease in ADR.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 27.3%, which was a decline of 39 basis points compared to the fourth quarter of 2018.

▪	Total Portfolio RevPAR: Total Portfolio RevPAR was $158.25, essentially flat compared to the fourth quarter of 2018.

▪	Adjusted EBITDAre: Adjusted EBITDAre declined $3.7 million to $72.0 million, a decrease of 4.9% compared to the fourth quarter of 2018.

▪	Adjusted FFO per Diluted Share: Adjusted FFO per diluted share was $0.58, which was equal to the fourth quarter of 2018.

▪
Transaction Activity: The Company completed the acquisition of Hyatt Regency Portland at the Oregon Convention Center for a purchase price of $190 million. Additionally during the quarter, the Company completed the sale of Marriott Griffin Gate Resort & Spa and Marriott Chicago at Medical District/UIC for a combined sales price of $61.5 million.

▪	Financing Activity: The Company drew $160 million on its Senior Unsecured Revolving Credit Facility and paid off one mortgage loan totaling $14.9 million.

▪	Dividends: The Company declared its fourth quarter dividend of $0.275 per share to common stockholders of record on December 31, 2019.
“We are pleased with our fourth quarter performance, as Same-Property RevPAR came in toward the upper end of our implied guidance range and we generated Adjusted EBITDAre and Adjusted FFO that exceeded the high end of our implied guidance," commented Marcel Verbaas, Chairman and Chief Executive Officer of Xenia. ”We continue to be encouraged by our ability to control expenses. Despite meaningful increases in management fees and real estate taxes and insurance, our Same-Property operating expenses for the quarter were only up 0.8%, further demonstrating our ability to find efficiencies in this tepid RevPAR growth environment. Additionally, we continued our process of upgrading the portfolio during the quarter through the acquisition of the newly completed Hyatt Regency Portland at the Oregon Convention Center and the sale of two legacy non-core assets."

Full Year 2019 Highlights

▪	Net Income: Net income attributable to common stockholders for the year ended December 31, 2019 was $55.4 million and net income per diluted share was $0.49.

▪	Same-Property RevPAR: Same-Property RevPAR was $171.32, an increase of 2.0% compared to the year ended December 31, 2018, as ADR increased 0.9% and occupancy increased 80 basis points.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 28.3%, an increase of 23 basis points compared to the year ended December 31, 2018.

▪
Total Portfolio RevPAR: Total Portfolio RevPAR was $168.43, a 3.6% increase year over year, reflecting portfolio performance and upgrades to overall portfolio quality as a result of transactions that were completed in 2018.

▪	Adjusted EBITDAre: Adjusted EBITDAre was $302.1 million, an increase of 0.8% from 2018.

▪
Adjusted FFO per Diluted Share: The Company generated Adjusted FFO per diluted share of $2.19, a $0.02 decrease compared to 2018, reflecting a 2.1% increase in Adjusted FFO offset by a higher weighted average share and unit count.

▪
Transaction Activity: The Company acquired Hyatt Regency Portland at the Oregon Convention Center for a purchase price of $190 million and completed the sale of two hotels for a combined sales price of $61.5 million.

▪
Financing Activity: The Company borrowed the remaining $85 million on its $150 million unsecured term loan, amended its existing $125 million unsecured term loan maturing in September 2024 to lower its borrowing cost, drew $160 million on its Senior Unsecured Revolving Credit Facility, and paid off two mortgage loans totaling $105 million.

"As we look back on 2019, we are proud of the performance of our portfolio and the successful completion of our strategic initiatives for the year," continued Mr. Verbaas. "We exceeded the high end of the Adjusted FFO guidance range we provided early in the year and surpassed the midpoints of our initial guidance for both Same-Property RevPAR and Adjusted EBITDAre. In addition to completing three strategic transactions last year, our team completed several large capital projects, including the premier new ballroom at Hyatt Regency Grand Cypress, and we commenced the transformational renovation at Park Hyatt Aviara Resort, Golf Club & Spa. Our continued dedication towards cost containment and increasing efficiencies resulted in Same-Property Hotel EBITDA Margin growth of 23 basis points, which marks the fifth year in a row of Same-Property Hotel EBITDA margin growth despite muted industry and portfolio RevPAR growth. As we look ahead to the remainder of 2020, we will continue to focus our efforts on our asset management initiatives, maintaining a high-quality portfolio, and strategic capital allocation to further enhance our company's growth profile."

Operating Results
The Company’s results include the following:

	Three Months Ended December 31,				Year Ended December 31,
	2019	2018	Change		2019	2018	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income attributable to common stockholders(1)	$15,610	$99,995	(84.4)%		$55,400	$193,688	(71.4)%
Net income per share available to common stockholders - diluted	$0.14	$0.88	(84.1)%		$0.49	$1.75	(72.0)%

Same-Property Number of Hotels	38	38	—		38	38	—
Same-Property Number of Rooms	10,645	10,643	2		10,645	10,643	2
Same-Property Occupancy(2)	72.9%	73.0%	(7	) bps	76.5%	75.7%	80	bps
Same-Property Average Daily Rate(2)	$220.74	$221.39	(0.3)%		$224.07	$222.04	0.9%
Same-Property RevPAR(2)	$160.95	$161.58	(0.4)%		$171.32	$168.01	2.0%
Same-Property Hotel EBITDA(2)(3)	$74,739	$75,585	(1.1)%		$315,082	$306,370	2.8%
Same-Property Hotel EBITDA Margin(2)(3)	27.3%	27.7%	(39	) bps	28.3%	28.1%	23	bps

Total Portfolio Number of Hotels(4)	39	40	(1)		39	40	(1)
Total Portfolio Number of Rooms(4)	11,245	11,165	80		11,245	11,165	80
Total Portfolio RevPAR(5)	$158.25	$158.30	—		$168.43	$162.64	3.6%

Adjusted EBITDAre(3)	$71,994	$75,686	(4.9)%		$302,118	$299,813	0.8%
Adjusted FFO(3)	$65,749	$65,940	(0.3)%		$250,598	$245,399	2.1%
Adjusted FFO per diluted share	$0.58	$0.58	—		$2.19	$2.21	(0.9)%

(1)
Net income for the quarter ended and year ended December 31, 2019 reflects the impact of $9.4 million and $24.2 million of non-cash impairment charges, respectively. Net income for the quarter and year ended December 31, 2018 includes a gain on sale of investment properties of $81.2 million and $123.5 million, respectively.

(2)
"Same-Property” includes all hotels owned as of December 31, 2019, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. "Same-Property" includes periods prior to the Company’s ownership of The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and natural disaster disruption at multiple properties. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(3)
See tables later in this press release for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre"), Adjusted EBITDAre, Funds From Operations ("FFO"), Adjusted FFO, and Same-Property Hotel EBITDA. EBITDA, EBITDAre, Adjusted EBITDAre, FFO, Adjusted FFO, Same-Property Hotel EBITDA, and Same-Property Hotel EBITDA Margin are non-GAAP financial measures.

(4)	As of end of periods presented.

(5)	Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company.

Transactions
During the fourth quarter, the Company acquired the newly developed 600-room Hyatt Regency Portland at the Oregon Convention Center for a purchase price of $190 million, or approximately $317,000 per key. The acquisition was funded with cash available on the Company’s balance sheet and its Senior Unsecured Revolving Credit Facility.
Additionally during the fourth quarter, the Company completed the sale of the 409-room Marriott Griffin Gate Resort & Spa in Lexington, Kentucky for $51.5 million and the 113-room Marriott Chicago at Medical District/UIC in Chicago, Illinois for $10.0 million.
Subsequent to quarter end, the Company entered into an agreement to sell the 492-room Renaissance Austin Hotel for $100.5 million, or approximately $205,000 per key. The agreed-upon sale price represents a 9.8x multiple on 2019 Hotel EBITDA, exclusive of required near-term capital expenditures. The Company expects the sale of the hotel to be completed during the first quarter of 2020.
“Our ability to create value by completing selective dispositions and making targeted investments is an important component of our strategy and track record, and 2019 was another successful year on this front,” said Mr. Verbaas. “Since our listing just over five years ago, we have completed nearly $2.7 billion of transactions, relatively balanced between acquisitions and dispositions. This activity has transformed our portfolio in terms of portfolio quality and long-term growth trajectory, both in revenues and profitability. The sale of Renaissance Austin, a legacy asset with a lower RevPAR and EBITDA per key profile than the remainder of our portfolio and with significant near-term capital requirements, is another step in our evolution. The disposition is consistent with our ongoing strategy, as it further refines the portfolio and is expected to lead to a better earnings profile in the years ahead."
Financings and Balance Sheet
In December, the Company paid off the $14.9 million mortgage loan collateralized by Marriott Charleston Town Center.
Earlier in 2019, the Company successfully amended its existing $125 million unsecured term loan maturing in September 2024 to lower its borrowing cost, drew the remaining $85 million on its $150 million unsecured term loan maturing in August 2023, and paid off one $90 million mortgage loan.
As of December 31, 2019, the Company had total outstanding debt of $1.3 billion with a weighted average interest rate of 3.72%. Over 70% of the Company's debt has interest rates which are fixed or have been hedged to fixed. In addition, the Company had approximately $111 million of cash and cash equivalents, and $340 million available on its $500 million Senior Unsecured Revolving Credit Facility. Total net debt to trailing twelve month Corporate EBITDA (as defined in Section 1.01 of the Company's Senior Unsecured Revolving Credit Facility) was 4.1x as of December 31, 2019.
Capital Markets
During the year ended December 31, 2019, the Company did not issue any shares of its common stock through its At-The-Market ("ATM") program. As of December 31, 2019, the Company had approximately $62.6 million remaining available for sale under the ATM program.
Additionally, the Company did not repurchase any shares under its existing share repurchase authorization during the year ended December 31, 2019. As of December 31, 2019, the Company had approximately $96.9 million remaining under its share repurchase authorization.

Capital Expenditures
During the fourth quarter and year ended December 31, 2019, the Company invested $30 million and $93 million in its portfolio, respectively. For the full year 2019, significant projects in the Company's current Same-Property portfolio included:

•
Hyatt Regency Grand Cypress - Construction of a new 25,000 square foot ballroom and 32,000 square feet of pre-function and support space, as well as the complete renovation of Hemingway's, the resort's signature restaurant

•	Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch - Renovation of the 46 casitas and suites

•
Hyatt Regency Santa Clara - Substantially completed renovation of the expansive lobby level including renovation of the TusCA restaurant, creation of a new food and beverage marketplace, and creation of a new Regency Club

•	Kimpton Hotel Monaco Chicago - Renovation of all guestrooms and lobby

•	Kimpton Hotel Monaco Denver - Lobby renovation

•	Kimpton Hotel Palomar Philadelphia - Meeting space renovation

•	Marriott Dallas Downtown - Lobby renovation

•	Marriott Woodlands Waterway Hotel - Final phase of the meeting space renovation, as well as the conversion of under-utilized space to create two additional guestrooms

•	Royal Palms Resort & Spa - Renovation of the Alvadora Spa

•	Westin Galleria Houston - Renovation of the Daily Grill restaurant

•	Westin Oaks Houston - Lobby renovation
Park Hyatt Aviara Resort, Golf Club & Spa Renovation Update
During the fourth quarter, the Company commenced the transformational renovation of the resort, which will include the following components:

•	Guestrooms and corridors - Full renovation. Anticipated completion: second quarter of 2020

•	Meeting space - Full renovation of ballrooms, meeting rooms, and pre-function spaces. Anticipated completion: second quarter of 2020

•
Exterior amenity upgrades - Major renovation of pool area and water amenities, renovation of the outdoor meeting space, and upgrades to exterior landscaping.  Anticipated completion: third quarter of 2020

•
Public spaces and food & beverage outlets - Major renovation of all areas, including lobby, lobby bar, expanded outdoor terrace, restaurant renovation, and restaurant conversion to meeting space.  Anticipated completion: third quarter of 2020

•	Golf course - Major renovation to include new irrigation system. Anticipated completion: fourth quarter of 2020

•
Spa and golf facilities - Renovation of the spa to include additional services, as well as upgrades to the golf clubhouse including a major restaurant renovation.  Anticipated completion: first quarter of 2021

The total cost of this transformative renovation is anticipated to be approximately $55 million.

Impairment Loss
During the fourth quarter of 2019, the Company recorded a non-cash goodwill impairment charge of $9.4 million related to Bohemian Hotel Savannah Riverfront, Autograph Collection. The impairment was a result of recent and projected future declines in operating profits attributed to supply trends in the market, specifically Marriott-branded supply.
During the full year 2019, the Company recorded non-cash impairment charges of $24.2 million, related to this impairment of goodwill and the impairment of Marriott Chicago at Medical District/UIC in the second quarter.
2020 Outlook and Guidance
The Company's outlook for 2020 is based on the current economic environment, incorporates all expected renovation disruption, and reflects ownership of Renaissance Austin Hotel through the end of the first quarter. The outlook assumes no acquisitions, additional dispositions, equity offerings, or share repurchases. With regard to the Company's outlook for Same-Property RevPAR Change, 37 hotels owned as of February 24, 2020 are included. Excluded from Same-Property RevPAR Change are Renaissance Austin Hotel, which is under contract to be sold, and Hyatt Regency Portland at the Oregon Convention Center, as it commenced operations in late December 2019.

	2020 Guidance
	Low End	High End
	($ amounts in millions, except per share data)
Net Income	$81	$97
Same-Property RevPAR Change (37 Hotels)	(1.5)%	0.5%
Adjusted EBITDAre	$263	$279
Adjusted FFO	$212	$228
Adjusted FFO per Diluted Share	$1.84	$1.98
Capital Expenditures	$110	$130
Full year 2020 guidance is based in part on the following assumptions:
Renovation Disruption

•
The guidance assumes a negative impact of 100 basis points to Same-Property RevPAR Change based on the scope and timing of capital improvement projects. In addition, the Company expects disruption to non-room revenues. These estimates result in a negative impact of approximately $12 million to Adjusted EBITDAre and Adjusted FFO. The following renovations are expected to cause the most significant disruption to revenues:

◦
The renovation of Park Hyatt Aviara Resort, Golf Club & Spa is expected to negatively impact Adjusted EBITDAre and Adjusted FFO by approximately $9 million. The majority of the impact is expected in the first and second quarters of 2020.

◦
A comprehensive guestroom renovation at Marriott Woodlands Waterway Hotel & Convention Center, an extensive meeting space and restaurant renovation at The Ritz-Carlton, Pentagon City, and other renovation projects throughout the portfolio are expected to negatively impact Adjusted EBITDAre and Adjusted FFO by approximately $3 million.

Transaction Impact

•	The assets sold in the fourth quarter contributed approximately $8 million in Adjusted EBITDAre and Adjusted FFO in 2019.

•	Hyatt Regency Portland at the Oregon Convention Center, which was acquired in December 2019, is expected to contribute approximately $7 million to the Company's Adjusted EBITDAre and Adjusted FFO.

•
The sale of Renaissance Austin Hotel is projected to negatively impact the Company's Adjusted EBITDAre by approximately $7 million compared to 2019. Net of anticipated debt being paid down with the proceeds, the sale is expected to result in a $5 million lower Adjusted FFO than 2019.

Other Items

•	Approximately $1 million non-recurring business interruption insurance proceeds received in 2019.

•	Approximately $2 million non-recurring real estate tax refunds and settlements in 2019, which included amounts related to a sold property.

•	Approximately $1 million of negative impact to Adjusted EBITDAre from cancellations and attrition to date due to COVID-19.

•	General and administrative expense of $22 million to $24 million, excluding non-cash share-based compensation.

•	Interest expense of $45 million to $47 million, excluding non-cash loan related costs. Interest expense reflects utilizing proceeds from the Renaissance Austin Hotel disposition to pay down debt.

•	Income tax expense of approximately $5 million.

•	115.1 million weighted average diluted shares/units.
"We expect this year to be a transitional one, as we make planned improvements to enhance our portfolio and position the Company for strong growth in 2021 and beyond. Inclusive of revenue disruption due to renovations, we expect slightly lower top-line performance and higher operating expenses to result in lower Adjusted EBITDAre and Adjusted FFO as compared to 2019. We remain confident in the long-term growth trajectory of the company based on our recently completed and prospective transaction and capital spending activities. Our balance sheet, which will be further strengthened by the pending disposition, reflects an additional avenue to create value over time," commented Atish Shah, Chief Financial Officer of Xenia.
Fourth Quarter 2019 Earnings Call
The Company will conduct its quarterly conference call on Tuesday, February 25, 2020 at 11:00 AM Eastern Time. To participate in the conference call, please dial (855) 656-0921. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in uniquely positioned luxury and upper upscale hotels and resorts, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 39 hotels comprising 11,245 rooms across 16 states. Xenia’s hotels are primarily in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott, Hyatt, Kimpton, Fairmont, Loews, and Hilton, as well as leading independent management companies including The Kessler Collection and Sage Hospitality. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook" and "guidance," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, the outlook for RevPAR growth, Net Income, Adjusted EBITDAre, Adjusted FFO, Adjusted FFO per share, capital expenditures and derivations thereof, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages and benefits, energy costs and other operating costs, actual or threatened terrorist attacks, information technology failures, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured or underinsured losses, including those relating to natural disasters, terrorism, government shutdowns and closures, or cyber incidents; (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (ix) levels of spending in business and leisure segments as well as consumer confidence (x) declines in occupancy and average daily rate, (xi) the seasonal and cyclical nature of the real estate and hospitality businesses, (xii) changes in distribution arrangements, such as through Internet travel intermediaries, (xiii) relationships with labor unions and changes in labor laws, (xiv) the impact of changes in the tax code and uncertainty as to how some of those changes may be applied, and (xv) the risk factors discussed in the Company’s Annual Report on Form 10-K, as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Availability of Information on Xenia's Website
Investors and others should note that Xenia routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Xenia Investor Relations website. While not all the information that the Company posts to the Xenia Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Xenia to review the information that it shares at the Investor Relations link located on www.xeniareit.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts / Investor Information" in the "Corporate Overview" section of Xenia’s Investor Relations website at www.xeniareit.com.
Contact:
Lisa Ramey, Vice President - Finance, Xenia Hotels & Resorts, (407) 246-8111.
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Consolidated Balance Sheets
As of December 31, 2019 and December 31, 2018

($ amounts in thousands)

	December 31, 2019	December 31, 2018
Assets	(Unaudited)	(Audited)
Investment properties:
Land	$483,052	$477,350
Buildings and other improvements	3,270,056	3,113,745
Total	$3,753,108	$3,591,095
Less: accumulated depreciation	(826,738)	(715,949)
Net investment properties	$2,926,370	$2,875,146
Cash and cash equivalents	110,841	91,413
Restricted cash and escrows	84,105	70,195
Accounts and rents receivable, net of allowance for doubtful accounts	36,542	34,804
Intangible assets, net of accumulated amortization	28,997	61,541
Other assets	76,151	36,988
Total assets	$3,263,006	$3,170,087
Liabilities
Debt, net of loan discounts and unamortized deferred financing costs	$1,293,054	$1,155,088
Accounts payable and accrued expenses	88,197	84,967
Distributions payable	31,802	31,574
Other liabilities	74,795	45,753
Total liabilities	$1,487,848	$1,317,382
Commitments and Contingencies
Stockholders' equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 112,670,757 and 112,583,990 shares issued and outstanding as of December 31, 2019 and 2018, respectively	1,127	1,126
Additional paid in capital	2,060,924	2,059,699
Accumulated other comprehensive (loss) income	(4,596)	12,742
Accumulated distributions in excess of net earnings	(318,434)	(249,654)
Total Company stockholders' equity	$1,739,021	$1,823,913
Non-controlling interests	36,137	28,792
Total equity	$1,775,158	$1,852,705
Total liabilities and equity	$3,263,006	$3,170,087

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income
For the Three Months and Years Ended December 31, 2019 and 2018
($ amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)	(Audited)
Revenues:
Rooms revenues	$162,573	$164,319	$686,485	$659,697
Food and beverage revenues	99,347	93,710	382,031	335,723
Other revenues	20,265	17,634	80,571	62,787
Total revenues	$282,185	$275,663	$1,149,087	$1,058,207
Expenses:
Rooms expenses	39,751	39,533	162,853	154,716
Food and beverage expenses	63,336	59,302	247,487	214,935
Other direct expenses	7,483	5,880	30,076	19,677
Other indirect expenses	70,817	67,692	285,920	254,881
Management and franchise fees	11,418	11,087	46,521	45,553
Total hotel operating expenses	$192,805	$183,494	$772,857	$689,762
Depreciation and amortization	36,367	41,154	155,128	157,838
Real estate taxes, personal property taxes and insurance	11,216	12,390	50,184	47,721
Ground lease expense	1,085	1,055	4,403	4,882
General and administrative expenses	7,759	7,608	30,732	30,460
Gain on business interruption insurance	—	(2,160)	(823)	(5,043)
Acquisition, terminated transaction and pre-opening expenses	7	532	954	763
Impairment and other losses	9,400	—	24,171	—
Total expenses	$258,639	$244,073	$1,037,606	$926,383
Operating income	$23,546	$31,590	$111,481	$131,824
(Loss) gain on sale of investment properties	(947)	81,246	(947)	123,540
Other income	355	319	895	1,162
Interest expense	(11,345)	(12,730)	(48,605)	(51,402)
Loss on extinguishment of debt	—	(133)	(214)	(599)
Net income before income taxes	$11,609	$100,292	$62,610	$204,525
Income tax benefit (expense)	4,477	2,333	(5,367)	(5,993)
Net income	$16,086	$102,625	$57,243	$198,532
Net income attributable to non-controlling interests	(476)	(2,630)	(1,843)	(4,844)
Net income attributable to common stockholders	$15,610	$99,995	$55,400	$193,688

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income - Continued
For the Three Months and Years Ended December 31, 2019 and 2018

($ amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Basic and diluted earnings per share	(Unaudited)		(Unaudited)	(Audited)
Net income per share available to common stockholders - basic	$0.14	$0.89	$0.49	$1.75
Net income per share available to common stockholders - diluted	$0.14	$0.88	$0.49	$1.75
Weighted average number of common shares (basic)	112,641,889	112,559,520	112,636,123	110,124,142
Weighted average number of common shares (diluted)	112,917,940	112,818,100	112,918,598	110,377,734

Comprehensive Income:
Net income	$16,086	$102,625	$57,243	$198,532
Other comprehensive income:
Unrealized gain (loss) on interest rate derivative instruments	2,302	(10,363)	(14,401)	4,944
Reclassification adjustment for amounts recognized in net income (interest expense)	(106)	(1,286)	(3,510)	(2,826)
	$18,282	$90,976	$39,332	$200,650
Comprehensive income attributable to non-controlling interests	(547)	(2,337)	(1,270)	(4,897)
Comprehensive income attributable to the Company	$17,735	$88,639	$38,062	$195,753

Non-GAAP Financial Measures
The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of operating performance: EBITDA, EBITDAre, Adjusted EBITDAre, Same-Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA, EBITDAre and Adjusted EBITDAre
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company considers EBITDA useful to an investor regarding results of operations, in evaluating and facilitating comparisons of operating performance between periods and between REITs by removing the impact of capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs.
We then calculate EBITDAre in accordance with standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as EBITDA plus or minus losses and gains on the disposition of depreciated property, including gains/losses on change of control, plus impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of the depreciated property in the affiliate, and adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates.
We further adjust EBITDAre to exclude the impact of non-controlling interests in consolidated entities other than our Operating Partnership Units because our Operating Partnership Units may be redeemed for common stock. We believe it is meaningful for the investor to understand Adjusted EBITDAre attributable to all common stock and Operating Partnership unit holders. We also adjust EBITDAre for certain additional items such as depreciation and amortization related to corporate assets, hotel property acquisition, terminated transaction and pre-opening expenses, amortization of share-based compensation, non-cash ground rent and straight-line rent expense, the cumulative effect of changes in accounting principles, and other costs we believe do not represent recurring operations and are not indicative of the performance of our underlying hotel property entities. We believe Adjusted EBITDAre attributable to common stock and unit holders provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Same-Property Hotel EBITDA and Same-Property Hotel EBITDA Margin
Same-Property hotel data includes the actual operating results for all hotels owned as of the end of the reporting period. We then adjust the Same-Property hotel data for comparability purposes by including pre-acquisition operating results of asset(s) acquired during the period, which provides the investor a basis for understanding the acquisition(s) historical operating trends and seasonality. The pre-acquisition operating results for the comparable period are obtained from the seller and/or manager of the hotels during the acquisition due diligence process and have not been audited or reviewed by our independent auditors. We further adjust the Same-Property hotel data to remove dispositions during the respective reporting periods, and, in certain cases, hotels that are not fully open due to renovation, re-positioning, or disruption or whose room counts have materially changed during either the current or prior year as these historical operating results are not indicative of or expected to be comparable to the operating performance of our hotel portfolio on a prospective basis.
Same-Property Hotel EBITDA represents net income excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate-level costs and expenses, (5) hotel acquisition and terminated transaction costs, and (6) certain state and local excise taxes resulting from our ownership structure. We believe that Same-Property Hotel EBITDA provides our investors a useful financial measure to evaluate our hotel operating performance, excluding the impact of our capital structure (primarily interest), our asset base (primarily depreciation and amortization), income taxes, and our corporate-level expenses (corporate expenses and hotel acquisition and terminated transaction costs). We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and the effectiveness of our third-party management companies that operate our business on a property-level basis. Same-Property Hotel EBITDA Margin is calculated by dividing Same-Property Hotel EBITDA by Same-Property Total Revenues.

As a result of these adjustments the Same-Property hotel data we present does not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and comprehensive income include such amounts, all of which should be considered by investors when evaluating our performance.
We include Same-Property hotel data as supplemental information for investors. Management believes that providing Same-Property hotel data is useful to investors because it represents comparable operations for our portfolio as it exists at the end of the respective reporting periods presented, which allows investors and management to evaluate the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at Same-Property hotels or from other factors, such as the effect of acquisitions or dispositions.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by Nareit, as amended in the December 2018 restatement whitepaper, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the Nareit definition of FFO or do not calculate FFO per diluted share in accordance with Nareit guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand FFO attributable to common stock and units holders.
We further adjust FFO for certain additional items that are not in Nareit’s definition of FFO such as hotel property acquisition, terminated transaction and pre-opening expenses, amortization of debt origination costs and share-based compensation, non-cash ground rent and straight-line rent expense, operating results from properties that are sold and other items we believe do not represent recurring operations. We believe that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of our operating performance.
Adjusted FFO per diluted share
The diluted weighted average common share count used for the calculation of Adjusted FFO per diluted share differs from diluted weighted average common share count used to derive net income per share available to common stockholders. The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO by the diluted weighted average number of shares of common stock outstanding plus the weighted average vested Operating Partnership units.  Any anti-dilutive securities are excluded from the diluted earnings per-share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to EBITDA, EBITDAre, Adjusted EBITDAre and Same-Property Hotel EBITDA
For the Three Months and Years Ended December 31, 2019 and 2018
(Unaudited)
($ amounts in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$16,086	$102,625	$57,243	$198,532
Adjustments:
Interest expense	11,345	12,730	48,605	51,402
Income tax (benefit) expense	(4,477)	(2,333)	5,367	5,993
Depreciation and amortization	36,367	41,154	155,128	157,838
EBITDA	$59,321	$154,176	$266,343	$413,765
Impairment and other losses(1)	9,400	—	24,171	—
Loss (gain) on sale of investment properties	947	(81,246)	947	(123,540)
EBITDAre	$69,668	$72,930	$291,461	$290,225

Reconciliation to Adjusted EBITDAre
Non-controlling interests in consolidated real estate entities	—	(37)	—	288
Adjustments related to non-controlling interests in consolidated real estate entities	—	(78)	—	(1,130)
Depreciation and amortization related to corporate assets	(96)	(101)	(399)	(404)
Loss on extinguishment of debt	—	133	214	599
Acquisition, terminated transaction and pre-opening expenses(2)	7	532	954	763
Amortization of share-based compensation expense	2,289	2,179	9,380	9,172
Non-cash ground rent and straight-line rent expense	126	128	508	495
Other non-recurring expenses	—	—	—	(195)
Adjusted EBITDAre attributable to common stock and unit holders	$71,994	$75,686	$302,118	$299,813
Corporate-level costs and expenses	6,007	5,741	23,506	23,328
Income from sold properties	(3,262)	(4,982)	(9,461)	(27,368)
Pro forma hotel level adjustments, net(3)	—	1,300	(258)	15,640
Gain on business interruption insurance	—	(2,160)	(823)	(5,043)
Same-Property Hotel EBITDA attributable to common stock and unit holders(4)	$74,739	$75,585	$315,082	$306,370

(1)
During the year ended December 31, 2019, the Company recognized a goodwill impairment charge of $9.4 million attributed to Bohemian Hotel Savannah Riverfront, Autograph Collection and a long-lived asset impairment charge of $14.8 million attributed to Marriott Chicago at Medical District/UIC.

(2)
Includes acquisition and terminated transaction costs, pre-opening and hotel rebranding expenses. Hotel rebranding expenses include costs incurred for the rebranding of Mandarin Oriental, Atlanta to the Waldorf Astoria Atlanta Buckhead and the transition of management of the property, which the Company acquired in December 2018.

(3)
Adjusted to include the results of The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead for periods prior to Company ownership.

(4)
See the reconciliation of Total Revenues and Total Hotel Operating Expenses on a consolidated GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses and the calculation of Same-Property Hotel EBITDA and Hotel EBITDA Margin for the year ended December 31, 2019 on page 18.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to FFO and Adjusted FFO
For the Three Months and Years Ended December 31, 2019 and 2018
(Unaudited)
($ amounts in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$16,086	$102,625	$57,243	$198,532
Adjustments:
Depreciation and amortization related to investment properties	36,271	41,053	154,729	157,434
Impairment of investment properties(1)	9,400	—	24,171	—
Gain on sale of investment properties	947	(81,246)	947	(123,540)
Non-controlling interests in consolidated real estate entities	—	(37)	—	288
Adjustments related to non-controlling interests in consolidated real estate entities	—	(54)	—	(732)
FFO attributable to common stock and unit holders	$62,704	$62,341	$237,090	$231,982
Reconciliation to Adjusted FFO
Loss on extinguishment of debt	—	133	214	599
Acquisition, terminated transaction and pre-opening expenses(2)	7	532	954	763
Loan related costs, net of adjustment related to non-controlling interests(3)	623	627	2,452	2,583
Amortization of share-based compensation expense	2,289	2,179	9,380	9,172
Non-cash ground rent and straight-line rent expense	126	128	508	495
Other non-recurring expenses	—	—	—	(195)
Adjusted FFO attributable to common stock and unit holders	$65,749	$65,940	$250,598	$245,399
Weighted average shares outstanding - Diluted(4)	114,338	113,383	114,296	110,938
Adjusted FFO per diluted share(5)	$0.58	$0.58	$2.19	$2.21

(1)
During the year ended December 31, 2019, the Company recognized a goodwill impairment charge of $9.4 million attributed to Bohemian Hotel Savannah Riverfront, Autograph Collection and a long-lived asset impairment charge of $14.8 million attributed to Marriott Chicago at Medical District/UIC.

(2)
Includes acquisition and terminated transaction costs, pre-opening and hotel rebranding expenses. Hotel rebranding expenses include costs incurred for the rebranding of Mandarin Oriental, Atlanta to the Waldorf Astoria Atlanta Buckhead and the transition of management of the property, which the Company acquired in December 2018.

(3)	Loan related costs included amortization of debt discounts and deferred loan origination costs.

(4)	Diluted weighted average number of shares of common stock outstanding plus the weighted average vested Operating Partnership units for the respective periods presented in thousands.

(5)
The Company changed the methodology by which it calculates Adjusted FFO per diluted share beginning January 1, 2019, which causes Adjusted FFO per diluted share for year ended December 31, 2018 to differ by $0.01 compared to the figure reported in the Company's fourth quarter and full year 2018 earnings release.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to Adjusted EBITDAre
for Current Full Year 2020 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$89
Adjustments:
Interest expense	49
Income tax expense	5
Depreciation and amortization	137
EBITDA	$280
Gain on sale of investment property	(19)
EBITDAre	$261
Amortization of share-based compensation expense	10
Adjusted EBITDAre	$271

Reconciliation of Net Income to Adjusted FFO
for Current Full Year 2020 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$89
Adjustments:
Depreciation and amortization related to investment properties	137
Gain on sale of investment property	(19)
FFO	$207
Amortization of share-based compensation expense	10
Other(1)	3
Adjusted FFO	$220

(1) Includes non-cash ground rent, straight-line rent expense, and loan related costs.

Xenia Hotels & Resorts, Inc.
Debt Summary
($ amounts in thousands)

	Rate Type	Rate(1)		Maturity Date		Outstanding as of December 31, 2019

Marriott Dallas Downtown	Fixed(2)	4.05%		January 2022		51,000
Kimpton Hotel Palomar Philadelphia	Fixed(2)	4.14%		January 2023		58,000
Renaissance Atlanta Waverly Hotel & Convention Center	Partially Fixed(3)	3.90%		August 2024		100,000
Andaz Napa	Variable	3.66%		September 2024		56,000
The Ritz-Carlton, Pentagon City	Fixed(4)	4.95%		January 2025		65,000
Residence Inn Boston Cambridge	Fixed	4.48%		November 2025		60,731
Grand Bohemian Hotel Orlando, Autograph Collection	Fixed	4.53%		March 2026		58,286
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027		115,000
Total Mortgage Loans		4.31%	(5)			$564,017
Senior Unsecured Revolving Credit Facility	Variable	3.41%		February 2022	(6)	160,000
Term Loan $175M	Partially Fixed(7)	2.89%		February 2021		175,000
Term Loan $125M	Partially Fixed(7)	3.38%		October 2022		125,000
Term Loan $150M	Variable	3.32%		August 2023		150,000
Term Loan $125M	Partially Fixed(8)	3.37%		September 2024		125,000
Loan discounts and unamortized deferred financing costs, net(9)						(5,963)
Total Debt, net of loan discounts and unamortized deferred financing costs		3.72%	(5)			$1,293,054

(1)	Variable index is one-month LIBOR. Interest rates as of December 31, 2019.

(2)	A variable interest loan for which the interest rate has been fixed for the entire term.

(3)	A variable interest loan for which the interest rate has been fixed on $90 million of the balance through January 2022, after which the rate reverts to variable.

(4)	A variable interest loan for which the interest rate has been fixed through January 2023.

(5)	Weighted average interest rate as of December 31, 2019.

(6)	The maturity of the senior unsecured credit facility can be extended through February 2023 at the Company's discretion and requires the payment of an extension fee.

(7)	A variable interest loan for which LIBOR has been fixed for certain interest periods throughout the term of the loan. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

(8)	A variable interest loan for which LIBOR has been fixed for certain interest periods through September 2022. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

(9)	Includes loan discounts recognized upon modification and deferred financing costs, net of the accumulated amortization.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three Months and Years Ended December 31, 2019 and 2018
($ amounts in thousands)

	Three Months Ended December 31,				Year Ended December 31,
	2019	2018	Change		2019	2018	Change
Same-Property Revenues(1):
Rooms revenues	$157,627	$158,208	(0.4)%		$665,661	$652,860	2.0%
Food and beverage revenues	96,589	95,822	0.8%		371,583	365,859	1.6%
Other revenues	19,422	18,795	3.3%		76,397	72,882	4.8%
Total Same-Property revenues	$273,638	$272,825	0.3%		$1,113,641	$1,091,601	2.0%

Same-Property Expenses(1):
Rooms expenses	$38,564	$39,098	(1.4)%		$158,086	$158,407	(0.2)%
Food and beverage expenses	61,452	61,054	0.7%		240,789	239,153	0.7%
Other direct expenses	7,016	6,769	3.6%		27,844	27,520	1.2%
Other indirect expenses	67,618	67,161	0.7%		272,585	264,734	3.0%
Management and franchise fees	11,066	10,335	7.1%		45,054	44,042	2.3%
Real estate taxes, personal property taxes and insurance	12,209	11,840	3.1%		50,240	47,205	6.4%
Ground lease expense	974	983	(0.9)%		3,961	4,170	(5.0)%
Total Same-Property hotel operating expenses	$198,899	$197,240	0.8%		$798,559	$785,231	1.7%

Same-Property Hotel EBITDA(1)	$74,739	$75,585	(1.1)%		$315,082	$306,370	2.8%
Same-Property Hotel EBITDA Margin(1)	27.3%	27.7%	(39	) bps	28.3%	28.1%	23	bps

(1)
“Same-Property” includes all hotels owned as of December 31, 2019, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. "Same-Property" includes periods prior to the Company’s ownership of The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and natural disaster disruption at multiple properties. The following is a reconciliation of Total Revenues and Total Hotel Operating Expenses consolidated on a GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses for the year ended December 31, 2019:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Total Revenues - GAAP	$282,185	$275,663	$1,149,087	$1,058,207
Hotel revenues from prior ownership(a)	—	12,632	—	112,620
Hotel revenues from sold hotels	(8,448)	(15,470)	(35,347)	(79,226)
Other revenues	(99)	—	(99)	—
Total Same-Property Revenues	$273,638	$272,825	$1,113,641	$1,091,601

Total Hotel Operating Expenses - GAAP	$192,805	$183,494	$772,857	$689,762
Real estate taxes, personal property taxes and insurance	11,216	12,390	50,184	47,721
Ground lease expense, net(b)	974	945	3,961	4,440
Other expense / (income)	(500)	(63)	(705)	(248)
Corporate-level costs and expenses	(410)	(369)	(2,109)	(1,566)
Hotel expenses from prior ownership(a)	—	10,843	(19)	96,491
Hotel expenses from sold hotels	(5,186)	(10,488)	(25,887)	(51,857)
Pre-opening and hotel rebranding expenses	—	488	277	488
Total Same-Property Hotel Operating Expenses	$198,899	$197,240	$798,559	$785,231

(a)
The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(b)	Excludes non-cash ground rent expense.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Portfolio Data by Market
As of December 31, 2019

Market(2)	% of 2019 Hotel EBITDA	Number of Hotels	Number of Rooms
Houston, TX	10%	3	1,220
Orlando, FL	10%	3	1,141
Phoenix, AZ	9%	2	612
Dallas, TX	8%	2	961
San Francisco/San Mateo, CA	8%	1	688
Boston, MA	6%	2	466
San Jose-Santa Cruz, CA	6%	1	505
California North	6%	2	416
Atlanta, GA	5%	2	649
San Diego, CA	4%	2	486
Other	28%	18	3,501
Total	100%	38	10,645

(1)
"Same-Property” includes all hotels owned as of December 31, 2019, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. "Same-Property" includes renovation disruption for multiple capital projects during the periods presented and natural disaster disruption at multiple properties.

(2)	As defined by STR, Inc.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Statistical Data by Market
For the Three Months and Years Ended December 31, 2019 and 2018

	Three Months Ended			Three Months Ended
	December 31, 2019			December 31, 2018			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market(2)
Houston, TX	69.9%	$174.06	$121.74	70.6%	$172.81	$121.91	(0.1)%
Orlando, FL	78.5%	195.26	153.28	76.1%	196.51	149.46	2.6%
Phoenix, AZ	68.9%	282.53	194.62	67.5%	279.44	188.51	3.2%
Dallas, TX	64.2%	187.68	120.56	66.7%	192.73	128.52	(6.2)%
San Francisco/San Mateo, CA	84.9%	242.91	206.16	84.7%	232.59	197.04	4.6%
Boston, MA	82.5%	244.10	201.25	78.8%	268.14	211.27	(4.7)%
San Jose-Santa Cruz, CA	78.7%	246.62	194.13	78.0%	259.19	202.14	(4.0)%
California North	75.3%	275.01	206.98	71.1%	283.25	201.24	2.9%
Atlanta, GA	67.7%	198.93	134.61	66.8%	195.99	130.99	2.8%
San Diego, CA	61.2%	228.62	139.89	64.9%	237.42	154.05	(9.2)%
Other	73.1%	226.62	165.63	74.2%	224.02	166.26	(0.4)%
Total	72.9%	$220.74	$160.95	73.0%	$221.39	$161.58	(0.4)%

	Year Ended			Year Ended
	December 31, 2019			December 31, 2018			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market(2)
Houston, TX	71.2%	$177.67	$126.58	67.8%	$176.40	$119.59	5.8%
Orlando, FL	77.8%	194.64	151.42	76.0%	199.58	151.57	(0.1)%
Phoenix, AZ	72.9%	278.33	203.02	72.7%	269.45	195.95	3.6%
Dallas, TX	69.1%	188.85	130.55	66.8%	187.37	125.20	4.3%
San Francisco/San Mateo, CA	91.0%	244.08	222.13	89.3%	232.70	207.70	6.9%
Boston, MA	87.4%	263.62	230.47	83.9%	270.09	226.60	1.7%
San Jose-Santa Cruz, CA	81.9%	256.87	210.38	82.2%	259.87	213.49	(1.5)%
California North	78.7%	287.91	226.71	78.4%	277.55	217.53	4.2%
Atlanta, GA	75.2%	197.98	148.77	76.7%	189.33	145.30	2.4%
San Diego, CA	71.5%	257.94	184.35	72.9%	255.17	186.13	(1.0)%
Other	76.0%	225.36	171.35	76.4%	223.47	170.74	0.4%
Total	76.5%	$224.07	$171.32	75.7%	$222.04	$168.01	2.0%

(1)
"Same-Property” includes all hotels owned as of December 31, 2019, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. "Same-Property" includes periods prior to the Company’s ownership of The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and natural disaster disruption at multiple properties. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(2)	As defined by STR, Inc. Market rank based on Portfolio Data by Market as presented on the prior page.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Historical Operating Data
($ amounts in thousands, except ADR and RevPAR)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2019	2019	2019	2019	2019
Occupancy	76.0%	80.0%	76.9%	72.9%	76.5%
ADR	230.02	229.23	216.15	220.74	224.07
RevPAR	174.87	183.42	166.26	160.95	171.32

Hotel Revenues	$287,646	$293,430	$258,927	$273,638	$1,113,641
Hotel EBITDA	$84,721	$90,297	$65,325	$74,739	$315,082
Hotel EBITDA Margin	29.5%	30.8%	25.2%	27.3%	28.3%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2018	2018	2018	2018	2018
Occupancy	75.1%	79.3%	75.4%	73.0%	75.7%
ADR	$223.62	$228.20	$214.73	$221.39	$222.04
RevPAR	$167.85	$180.89	$161.84	$161.58	$168.01

Hotel Revenues	$275,076	$289,351	$254,349	$272,825	$1,091,601
Hotel EBITDA	$77,448	$89,243	$64,094	$75,585	$306,370
Hotel EBITDA Margin	28.2%	30.8%	25.2%	27.7%	28.1%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2017	2017	2017	2017	2017
Occupancy	74.7%	77.5%	77.2%	73.3%	75.7%
ADR	$225.95	$225.65	$208.60	$216.35	$219.07
RevPAR	$168.79	$174.95	$161.12	$158.67	$165.85

Hotel Revenues	$277,158	$282,079	$250,163	$266,959	$1,076,359
Hotel EBITDA	$79,063	$85,402	$64,530	$72,517	$301,512
Hotel EBITDA Margin	28.5%	30.3%	25.8%	27.2%	28.0%

(1)
"Same-Property” includes all hotels owned as of December 31, 2019, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. "Same-Property" includes periods prior to the Company’s ownership of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, The Ritz-Carlton, Pentagon City, The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and natural disaster disruption at multiple properties. These amounts include pre-acquisition operating results. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

Xenia Hotels & Resorts, Inc.
Statistical Data by Property
For the Years Ended December 31, 2019 and 2018

	December 31, 2019			December 31, 2018
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR Change
Andaz Napa	84.6%	$324.55	$274.44	84.2%	$317.32	$267.10	2.7%
Andaz San Diego	83.1%	228.28	189.81	82.0%	235.81	193.33	(1.8)%
Andaz Savannah	79.4%	202.24	160.64	75.3%	204.73	154.14	4.2%
Bohemian Hotel Celebration, Autograph Collection	74.1%	185.19	137.24	78.8%	180.79	142.44	(3.7)%
Bohemian Hotel Savannah Riverfront, Autograph Collection	80.7%	267.97	216.24	82.8%	290.99	240.83	(10.2)%
Fairmont Dallas	72.0%	183.09	131.82	71.2%	181.59	129.28	2.0%
Fairmont Pittsburgh	73.2%	247.45	181.20	76.7%	264.98	203.13	(10.8)%
Grand Bohemian Hotel Charleston, Autograph Collection	82.3%	319.67	263.16	80.1%	310.73	248.93	5.7%
Grand Bohemian Hotel Mountain Brook, Autograph Collection	82.8%	253.12	209.62	76.7%	249.92	191.77	9.3%
Grand Bohemian Hotel Orlando, Autograph Collection	78.6%	226.86	178.36	76.6%	230.82	176.88	0.8%
Hotel Commonwealth	90.5%	258.69	234.08	85.8%	277.15	237.91	(1.6)%
Hyatt Centric Key West Resort & Spa	88.5%	392.94	347.80	89.6%	352.84	316.24	10.0%
Hyatt Regency Grand Cypress	78.1%	185.68	144.98	75.3%	192.43	144.92	—%
Hyatt Regency Santa Clara	81.9%	256.87	210.38	82.2%	259.87	213.49	(1.5)%
Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch	72.8%	269.04	195.80	72.3%	259.26	187.46	4.4%
Kimpton Canary Hotel Santa Barbara	75.8%	356.73	270.32	70.7%	385.64	272.57	(0.8)%
Kimpton Hotel Monaco Chicago	71.6%	217.38	155.67	75.6%	218.34	164.98	(5.6)%
Kimpton Hotel Monaco Denver	77.0%	207.25	159.50	78.4%	202.78	159.03	0.3%
Kimpton Hotel Monaco Salt Lake City	74.7%	197.44	147.52	80.4%	191.16	153.64	(4.0)%
Kimpton Hotel Palomar Philadelphia	83.5%	243.78	203.55	83.2%	229.17	190.68	6.8%
Kimpton Lorien Hotel & Spa	80.1%	199.73	159.99	77.5%	199.95	154.90	3.3%
Kimpton RiverPlace Hotel	84.7%	249.54	211.37	79.5%	274.06	217.82	(3.0)%
Loews New Orleans Hotel	72.7%	194.70	141.48	77.6%	202.45	157.06	(9.9)%
Marriott Charleston Town Center	70.7%	112.28	79.34	67.2%	112.96	75.91	4.5%
Marriott Dallas Downtown	65.4%	197.17	128.88	61.1%	196.20	119.86	7.5%
Marriott Napa Valley Hotel & Spa	75.8%	266.94	202.24	75.4%	254.79	192.12	5.3%
Marriott San Francisco Airport Waterfront	91.0%	244.08	222.13	89.3%	232.70	207.70	6.9%

Xenia Hotels & Resorts, Inc.
Statistical Data by Property (Continued)
For the Years Ended December 31, 2019 and 2018

	December 31, 2019			December 31, 2018
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR Change
Marriott Woodlands Waterway Hotel & Convention Center	69.9%	206.83	144.64	67.9%	209.35	142.11	1.8%
Park Hyatt Aviara Resort, Golf Club & Spa	65.8%	276.16	181.69	68.5%	266.43	182.63	(0.5)%
Renaissance Atlanta Waverly Hotel & Convention Center	75.5%	162.39	122.53	77.2%	153.29	118.42	3.5%
Renaissance Austin Hotel	70.0%	168.21	117.74	69.8%	167.77	117.08	0.6%
Residence Inn Boston Cambridge	84.0%	269.52	226.47	81.7%	261.87	214.05	5.8%
Royal Palms Resort & Spa, The Unbound Collection by Hyatt	73.6%	316.39	232.91	74.4%	310.48	231.09	0.8%
The Ritz-Carlton, Denver	80.2%	324.02	259.91	81.7%	305.14	249.20	4.3%
The Ritz-Carlton, Pentagon City	76.7%	250.65	192.27	77.6%	241.18	187.16	2.7%
Waldorf Astoria Atlanta Buckhead	73.9%	347.40	256.65	74.7%	342.20	255.79	0.3%
Westin Galleria Houston & Westin Oaks Houston at The Galleria	71.8%	166.46	119.46	67.8%	163.45	110.76	7.9%
Same-Property Portfolio(1)	76.5%	$224.07	$171.32	75.7%	$222.04	$168.01	2.0%

(1)
“Same-Property” includes all hotels owned as of December 31, 2019, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. "Same-Property" includes periods prior to the Company’s ownership of The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and natural disaster disruption at multiple properties. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

Xenia Hotels & Resorts, Inc.
Financial Data by Property
For the Years Ended December 31, 2019 and 2018

	Year Ended December 31, 2019			Year Ended December 31, 2018
	Hotel EBITDA ($000s)	EBITDA / Key	Hotel EBITDA Margin	Hotel EBITDA ($000s)	EBITDA / Key	Hotel EBITDA Margin	EBITDA Change	Margin Change
Andaz Napa	$7,383	$52,362	39.7%	$7,226	$51,248	40.8%	2.2%	(114) bps
Andaz San Diego	4,052	25,484	24.1%	4,580	28,805	26.7%	(11.5)%	(255) bps
Andaz Savannah	3,375	22,351	31.0%	3,415	22,616	32.0%	(1.2)%	(97) bps
Bohemian Hotel Celebration, Autograph Collection	1,814	15,774	20.8%	1,955	17,000	21.8%	(7.2)%	(104) bps
Bohemian Hotel Savannah Riverfront, Autograph Collection	2,916	38,880	25.9%	3,837	51,160	31.1%	(24.0)%	(522) bps
Fairmont Dallas	14,075	25,826	29.7%	13,306	24,415	29.8%	5.8%	(6) bps
Fairmont Pittsburgh	2,928	15,827	13.4%	3,132	16,930	13.8%	(6.5)%	(37) bps
Grand Bohemian Hotel Charleston, Autograph Collection	1,825	36,500	20.6%	1,516	30,320	18.4%	20.4%	221 bps
Grand Bohemian Hotel Mountain Brook, Autograph Collection	4,335	43,350	27.9%	3,191	31,910	22.4%	35.9%	551 bps
Grand Bohemian Hotel Orlando, Autograph Collection	8,938	36,186	32.8%	8,862	35,879	32.7%	0.9%	8 bps
Hotel Commonwealth	9,554	38,996	33.6%	9,899	40,404	35.5%	(3.5)%	(190) bps
Hyatt Centric Key West Resort & Spa	9,185	76,542	44.6%	7,819	65,158	41.2%	17.5%	332 bps
Hyatt Regency Grand Cypress	21,143	27,141	25.9%	21,569	27,688	26.8%	(2.0)%	(91) bps
Hyatt Regency Santa Clara	18,194	36,028	30.9%	19,124	37,869	32.7%	(4.9)%	(180) bps
Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch	23,001	46,655	32.0%	21,266	43,136	30.6%	8.2%	143 bps
Kimpton Canary Hotel Santa Barbara	4,107	42,340	25.0%	4,804	49,526	28.7%	(14.5)%	(366) bps
Kimpton Hotel Monaco Chicago	2,159	11,304	13.9%	2,281	11,942	14.6%	(5.3)%	(67) bps
Kimpton Hotel Monaco Denver	4,693	24,831	24.3%	4,843	25,624	25.4%	(3.1)%	(114) bps
Kimpton Hotel Monaco Salt Lake City	6,193	27,524	33.1%	6,395	28,422	33.4%	(3.2)%	(28) bps
Kimpton Hotel Palomar Philadelphia	7,748	33,687	35.9%	7,538	32,774	35.7%	2.8%	13 bps
Kimpton Lorien Hotel & Spa	2,364	22,093	20.2%	2,321	21,692	19.9%	1.9%	25 bps
Kimpton RiverPlace Hotel	2,713	31,918	23.7%	2,781	32,718	25.1%	(2.4)%	(146) bps
Loews New Orleans Hotel	4,595	16,123	21.0%	5,656	19,846	22.8%	(18.8)%	(178) bps
Marriott Charleston Town Center	2,715	7,713	18.8%	2,808	7,977	19.4%	(3.3)%	(67) bps
Marriott Dallas Downtown	9,843	23,661	36.4%	8,656	20,808	34.6%	13.7%	179 bps
Marriott Napa Valley Hotel & Spa	10,291	37,422	35.5%	9,882	35,935	36.2%	4.1%	(72) bps
Marriott San Francisco Airport Waterfront	23,840	34,651	32.1%	23,520	34,186	32.3%	1.4%	(17) bps

Xenia Hotels & Resorts, Inc.
Financial Data by Property (Continued)
For the Years Ended December 31, 2019 and 2018

	Year Ended December 31, 2019			Year Ended December 31, 2018
	Hotel EBITDA ($000s)	EBITDA / Key	Hotel EBITDA Margin	Hotel EBITDA ($000s)	EBITDA / Key	Hotel EBITDA Margin	EBITDA Change	Margin Change
Marriott Woodlands Waterway Hotel & Convention Center	15,879	46,026	39.3%	14,242	41,522	38.0%	11.5%	134 bps
Park Hyatt Aviara Resort, Golf Club & Spa	8,558	26,171	13.5%	9,074	27,749	14.8%	(5.7)%	(129) bps
Renaissance Atlanta Waverly Hotel & Convention Center	14,536	27,847	34.8%	14,030	26,877	33.5%	3.6%	124 bps
Renaissance Austin Hotel	10,289	20,913	28.1%	10,096	20,520	27.9%	1.9%	15 bps
Residence Inn Boston Cambridge	9,295	42,059	48.0%	8,634	39,068	47.2%	7.7%	83 bps
Royal Palms Resort & Spa, The Unbound Collection by Hyatt	6,748	56,706	25.5%	6,506	54,672	24.4%	3.7%	103 bps
The Ritz-Carlton, Denver	7,540	37,327	20.8%	6,932	34,317	19.6%	8.8%	123 bps
The Ritz-Carlton, Pentagon City	9,276	25,414	23.4%	9,162	25,101	23.3%	1.2%	14 bps
Waldorf Astoria Atlanta Buckhead	2,542	20,016	12.6%	1,632	12,850	7.9%	55.8%	470 bps
Westin Galleria Houston & Westin Oaks Houston at The Galleria	16,440	18,789	27.4%	13,880	15,863	24.5%	18.4%	293 bps
Same-Property Portfolio(1)	$315,082	$29,599	28.3%	$306,370	$28,786	28.1%	2.8%	23 bps

(1)
“Same-Property” includes all hotels owned as of December 31, 2019, except for Hyatt Regency Portland at the Oregon Convention Center, which commenced operations in late December 2019. "Same-Property" includes periods prior to the Company’s ownership of The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and natural disaster disruption at multiple properties. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.